Exhibit 4.1

EXECUTIVE VERSION

INCREMENTAL TERM LOAN AGREEMENT

This INCREMENTAL TERM LOAN AGREEMENT dated as of March 1, 2012 (this “Agreement”) is by and among each of the Persons identified as “Incremental Term Lenders” on the signature pages hereto (each an “Incremental Term Lender”), as Incremental Term Lenders and as Lenders, Hickory Tech Corporation, a Minnesota corporation (the “Borrower”), the Guarantors, and CoBank, ACB, as Administrative Agent and a Lender.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement described below.

W I T N E S S E T H

WHEREAS, pursuant to that certain Credit Agreement dated as of August 11, 2011 (as amended, modified, supplemented, increased or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent, the Lenders have agreed to provide the Borrower with the credit facilities provided for therein;

WHEREAS, pursuant to Section 4.4(a) of the Credit Agreement, the Borrower has requested that each Incremental Term Lender provide a portion of an Incremental Term Loan under the Credit Agreement (the Incremental Term Loan to be provided in accordance with this Agreement is hereinafter referred to as the “Incremental Term Loan”); and

WHEREAS, each Incremental Term Lender has agreed to provide a portion of the Incremental Term Loan on the terms and conditions set forth herein and to become an “Incremental Term Lender” under the Credit Agreement in connection therewith.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Incremental Term Loan.  Each Incremental Term Lender severally agrees to make its portion of the Incremental Term Loan in a single advance to the Borrower on the date hereof in the amount of its respective Incremental Term Loan Commitment; provided that, after giving effect to such advances, the outstanding amount of the Incremental Term Loan shall not exceed the aggregate amount of the Incremental Term Loan Commitments of the Incremental Term Lenders.  The Incremental Term Loan Commitment for each of the Incremental Term Lenders shall be as set forth on Schedule I attached hereto.

        2.  Applicable Margin.  The Applicable Margin with respect to the Incremental Term Loan shall be based upon the following table, and shall be determined and adjusted in accordance with the Credit Agreement:

Pricing Level	Leverage Ratio	LIBOR	Base Rate
I	Greater than or equal to 3.00 to 1.00	3.500%	2.500%
II	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	3.250%	2.250%
III	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	3.000%	2.000%
IV	Less than 2.00 to 1.00	2.750%	1.750%

3.  Repayment and Maturity.  The Borrower shall repay to the Incremental Term Lenders the principal amount of the Incremental Term Loan in equal consecutive quarterly installments of $55,000 on the last Business Day of each March, June, September and December commencing June 30, 2012.  The Incremental Term Loan Maturity Date shall be the first to occur of (a) December 31, 2016 or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 13.2(b) of the Credit Agreement.

                4.      Use of Proceeds.  The proceeds of the Incremental Term Loan will be used by the Borrower (i) to finance the acquisition by IdeaOne, Inc., a wholly-owned Subsidiary of the Borrower, of all of the outstanding membership interests of IdeaOne Telecom Group, LLC, and (ii) for the payment of certain fees and expenses incurred in connection with the transactions contemplated hereunder.

5.  Terms of Incremental Term Loan.  The Incremental Term Loan shall constitute a “Loan” for the purposes of the Loan Documents and shall have the same terms as the Term Loan, except as set forth in this Agreement or on any schedule hereto.

6.  Fees.  To compensate the Administrative Agent for structuring and syndicating the Incremental Term Loan and for its obligations hereunder and the other Lenders’ obligations hereunder, the Borrower agrees to pay to the Administrative Agent and the Lenders the fees set forth in that certain Fee Letter, dated as of January 19, 2012, among the Borrower and the Administrative Agent.

7.  Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Incremental Term Lenders that: (a) the representations and warranties contained in Section 8.1 of the Credit Agreement are correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or a like qualification, which shall be correct in all respects), before and after giving effect to this Agreement, as though made on and as of the date hereof (except for those representations and warranties that specifically relate to a prior date, which shall have been correct on such prior date), and as if each reference therein to “this Agreement” or “the Credit Agreement” (or words of similar import) included reference to this Agreement; and (b) no event has occurred and is continuing, or would result from the borrowing or the application of the proceeds contemplated by this Agreement, that constitutes a Default or an Event of Default.

        8.  Amendment.  Section 1.1 of the Credit Agreement is hereby amended by amending and restating the proviso following clause (m) of the definition of “Debt” set forth therein in its entirety, as follows:

    “provided that for purposes of calculating the financial covenants set forth in Article XI of this Agreement, the Restructured GE Financing, and any Guaranty Obligations of the Borrower related thereto, shall only constitute “Debt” if, and only to the extent that, amounts owed   by Enventis, the Borrower, the GE Financing Subsidiary or any other Loan Party thereunder are outstanding thereunder in excess of 90 days.”

9.  Waiver.  Pursuant to Section 7.4(a) of the Credit Agreement, the Borrower was required to deliver to the Administrative Agent, within ninety (90) days of the Closing Date (or such later date as may be agreed to by the Administrative Agent), either (i) a favorable opinion of counsel to the applicable Loan Parties addressed to the Administrative Agent and the Lenders which provides that no Applicable Law of the State of Indiana requires the approval by any Governmental Authority of the State of Indiana of such Loan Parties’ execution, delivery and performance of the Loan Documents to which they are party and the consummation of the transactions contemplated thereby, (ii) evidence reasonably satisfactory to the Administrative Agent that the applicable Loan Parties have opted out of the Applicable Law of the State of Indiana relating to such Loan Parties’ provision of VoIP services in such jurisdiction, or (iii) evidence reasonably satisfactory to the Administrative Agent (A) that the applicable Loan Parties have filed a notice or notices with the PUC of the State of Indiana of such Loan Parties’ execution and delivery of the Loan Documents to which they are party and (B) that such notice(s) have been accepted by such PUC.  The Loan Parties have established that there is no Applicable Law of the State of Indiana which requires the approval by any Governmental Authority of the State of Indiana of such Loan Parties’ execution, delivery and performance of the Loan Documents to which they are party and the consummation of the transactions contemplated thereby and, consequently, the Loan Parties have requested that the Administrative Agent and the Required Lenders waive the requirements of Section 7.4(a) of the Credit Agreement in order to avoid the cost to the Loan Parties of obtaining the opinion of counsel described in Section 7.4(a)(i) thereof.  The Incremental Term Lenders party hereto, in their collective capacity as Required Lenders under the Credit Agreement, hereby waive the requirements of Section 7.4(a) of the Credit Agreement.

10. Consents.

a. Pursuant to Section 4.4(c)(iii) of the Credit Agreement, any Incremental Term Loan (as defined in the Credit Agreement) may not have a shorter average life than the Term Loan.  The Incremental Term Lenders party hereto, in their collective capacity as Required Lenders under the Credit Agreement, hereby consent to the Incremental Term Loan hereunder having a shorter average life than the Term Loan.

b. Pursuant to Section 10.12 of the Credit Agreement, the Borrower is required, within thirty (30) days (or such later date as the Administrative Agent shall agree to in writing in its sole discretion) after the acquisition or creation of any direct or indirect Domestic Subsidiary of the Borrower, to join such Domestic Subsidiary as a Guarantor under the Guaranty

Agreement and to take such other actions as are described in such Section (collectively, the “Joinder Actions”).  The Borrower formed Enterprise Integration Services, Inc. (“EIS”) as a Domestic Subsidiary of the Borrower on January 1, 2012.  At the time of the formation of EIS, the Borrower requested that the Administrative Agent allow the Borrower to complete the Joinder Actions with respect to EIS no later than the date of the execution and delivery of this Agreement, and the Administrative Agent verbally consented to the same.  The Administrative Agent hereby consents in writing to the Borrower completing the Joinder Actions with respect to EIS no later than the date of the execution and delivery of this Agreement.

11. Each of the Administrative Agent, the Borrower, and the Guarantors agrees that, as of the date hereof, each Incremental Term Lender shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be an “Incremental Term Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of an Incremental Term Lender under the Credit Agreement and the other Loan Documents.

12. This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

13. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

INCREMENTAL TERM LENDERS:	COBANK, ACB By: /s/ Terry Coleman Name: Terry Coleman Title: Vice President SUNTRUST BANK, N.A. By: Name: Title: ASSOCIATED BANK, N.A. By: Name: Title:
VOTING PARTICIPANTS:	AGFIRST FARM CREDIT BANK By: Name: Title: AGSTAR FINANCIAL SERVICES, FLCA By: Name: Title:

[Signature Page to Incremental Term Loan Agreement]

FARM CREDIT BANK OF TEXAS By: Name: Title: UNITED FCS, FLCA D/B/A FCS COMMERCIAL FINANCE GROUP By: Name: Title:
BORROWER:	HICKORY TECH CORPORATION, a Minnesota corporation By: /s/ David A. Christensen Name: David A. Christensen Title: Chief Financial Officer and Secretary

[Signature Page to Incremental Term Loan Agreement]

GUARANTORS:
MANKATO CITIZENS TELEPHONE COMPANY,
HEARTLAND TELECOMMUNICATIONS COMPANY OF IOWA,
CABLE NETWORK, INC.,
CRYSTAL COMMUNICATIONS, INC.,
NATIONAL INDEPENDENT BILLING, INC.,
MID-COMMUNICATIONS, INC.,
ENVENTIS TELECOM, INC.,
each a Minnesota corporation

By:       /s/ David A. Christensen
Name:  David A. Christensen
Title:    Chief Financial Officer and Secretary

Accepted and Agreed: COBANK, ACB, as Administrative Agent By: /s/ Terry Coleman Name: Terry Coleman Title: Vice President

[Signature Page to Incremental Term Loan Agreement]

Schedule I

INCREMENTAL TERM LOAN COMMITMENTS

LENDER	Incremental Term Loan Commitment	Pro Rata Share of Incremental Term Loan Commitment
CoBank, ACB	$17,600,000	80.000000000%
SunTrust Bank	$3,000,000	13.636363636%
Associated Bank, N.A.	$1,400,000	6.363636363%
All Lenders	$22,000,000	100.000000000%